Exhibit 10.1

STOCKERYALE, INC.

SUMMARY OF 2009 STOCK OPTION AND CASH INCENTIVE COMPENSATION PLAN

On January 16, 2009, the Governance, Nominating and Compensation Committee of the Board of Directors of StockerYale, Inc. (the “Corporation”) established a performance-based stock option and cash incentive compensation plan pursuant to which (i) grants of performance-based stock options to purchase shares of the Corporation’s common stock at the closing price of the Corporation’s common stock on the Nasdaq Capital Market on January 16, 2009 and (ii) cash bonuses to each of the Corporation’s executive officers and other senior executives were approved.

The stock options granted under this plan only vest and become exercisable if the Corporation is cash flow neutral for fiscal 2009 and will vest and become exercisable or terminate on the day the Corporation publicly releases its financial results for the fiscal year ending December 31, 2009, provided the recipient continues to remain employed by the Corporation, or a subsidiary of the Corporation, until such date.

The stock options granted to the executive officers of the Corporation (as defined by Section 16 of the Securities Exchange Act of 1934, as amended) under this plan are as follows:

Name	Number of Stock Options
Mark W. Blodgett	600,000
Timothy P. Losik	350,000

The cash bonuses approved under this plan will only be earned by the executive officers upon the Corporation (i) being cash flow neutral for fiscal 2009 and (ii) generating operating income of at least $99,000 for fiscal 2009 (before disbursement of cash bonuses).  Should the operating income of the Corporation for fiscal 2009 be between $99,000 and $299,000, such amount (up to $200,000) will be allocated to a pool (the “Pool”).  In addition, 25% of any operating income of the Corporation for fiscal 2009 in excess of $299,000 (before disbursement of cash bonuses) will also be allocated to the Pool.  Cash bonuses will only be distributed from the Pool according to the percentage allocated to each executive officer, if at all, on the day the Corporation publicly releases its financial results for the fiscal year ending December 31, 2009, provided the recipient continues to remain employed by the Corporation, or a subsidiary of the Corporation, until such date.  Should the Corporation only generate operating income of $99,000 in fiscal 2009, no cash bonuses will be distributed as the Pool will not have been funded.

The cash bonuses the executive officers of the Corporation are eligible to receive under this plan are as follows:

Name	Bonus Target as a Percentage of Base Salary*
Blodgett, Mark	30%**
Losik, Tim	25%
*The amounts in this column assume the Corporation will be cash flow neutral for fiscal 2009 and will generate an operating income of $299,000 in fiscal 2009. The amount to be paid to each executive officer is subject to upwards and downward adjustment based on the Corporation’s operating income, and, thereby, the amount which is allocated to the Pool.
** Based on Mr. Blodgett’s base salary prior to the 10% voluntary reduction for 2009.